Exhibit 99.1

Designated Filer:	James R. Levy
Issuer & Ticker Symbol:	Laredo Petroleum Holdings, Inc. [LPI]
Date of Event Requiring Statement:	August 19, 2013

Explanation of Responses:

(1) James R. Levy (the “Reporting Person”) is a director of Laredo Petroleum Holdings, Inc., a Delaware corporation (the “Issuer”), a Partner of Warburg Pincus & Co., a New York general partnership (“WP”), and a Member and Managing Director of Warburg Pincus LLC, a New York limited liability company (“WP LLC” and together with “WP”, the “Warburg Pincus Entities”).

The total number of shares of common stock, par value $0.01 per share (“Common Stock”) of the Issuer owned by Warburg Pincus Private Equity IX, L.P., a Delaware limited partnership (“WP IX”, and together with an affiliated partnership, the “WP IX Funds”) following the reported transaction is 64,672,966 shares of Common Stock and the total number of shares of Common Stock of the Issuer owned by Warburg Pincus Private Equity X O&G, L.P., a Delaware limited partnership (“WP X”, and together with an affiliated partnership, the “WP X Funds”) following the transaction is 16,430,888 shares of Common Stock. Together, the WP IX Funds and the WP X Funds own 81,103,854 shares of Common Stock of the Issuer.

Due to his relationships with the Warburg Pincus Entities, the Reporting Person may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) in an indeterminate portion of the shares of the Issuer held by the WP IX Funds and the WP X Funds.  The Reporting Person disclaims beneficial ownership of the shares of the Issuer held by the WP IX Funds and the WP X Funds, except to the extent of any direct pecuniary interest therein.

This Form 4 shall not be deemed an admission that the Reporting Person or any other person referred to herein is a beneficial owner of the shares of Common Stock held by the WP IX Funds and the WP X Funds for purposes of Section 16 of the Exchange Act or for any other purpose or that the Reporting Person or other person has an obligation to file this Form 4 except, in each case, to the extent it or he has a pecuniary interest in such shares of Common Stock for purposes of Section 16 of the Exchange Act.